Exhibit 3.62(a)
FILE DUPLICATE ORIGINALS
TYPE OR PRINT LEGIBLY
ARTICLES OF INCORPORATION
The undersigned acting as incorporator(s) to form a corporation under the New Mexico Business Corporation Act (53-11-1 to 53-18-12 NMSA 1978), adopt(s) the following Articles of Incorporation for such corporation:
ARTICLE ONE: The name of the corporation USP Las Cruces, Inc.
ARTICLE TWO: The period of its duration is perpetual.
ARTICLE THREE: The purpose or purposes for which the corporation is organized are:
the transaction of any lawful business for which corporations may be incorporated under the Business Corporation Act for the purpose of owning and managing an ambulatory surgery facility.
ARTICLE FOUR: The aggregate number of shares which the corporation shall have authority to issue:
(ATTACH SCHEDULE, IF NEEDED)
1,000 shares Common Stock having a par value of $.01 per share.
ARTICLE FIVE: Any provision limiting or denying to shareholders the preemptive right to acquire unissued or treasury shares, or securities convertible into such shares or carrying a right to subscribe to or to acquire shares is: none
ARTICLE SIX: The name of its initial registered agent is: CT Corporation System and the street address (P.O. Box is unacceptable unless geographical location is given), city and zip code of its initial registered office in New Mexico is: 123 East Marcy, Suite 201, Santa Fe, NM 87501

ARTICLE SEVEN: The number constituting the initial board of directors is 1 and the names and addresses of the persons who have consented to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

NAME	ADDRESS

Donald E. Steen	17103 Preston Road
Suite 200N
Dallas, TX 75248
ARTICLE EIGHT: The name and address of each incorporator is

NAME	ADDRESS

Alex Bennett	17103 Preston Road
Suite 200N
Dallas, TX 75248
Dated: January 31, 2001

/s/ Alex Bennett
Signature of Incorporator(s)

(File Duplicate Originals)
NMSCC-CD
DPR-NC
(REV 1/97)